Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Third Quarter of Fiscal 2023 Results

Third Quarter Fiscal 2023 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $25.5 million compared to $43.1 million
●	Gross loss of $(8.2) million compared to $(4.2) million
●	Loss from operations of $(41.4) million compared to $(28.0) million
●	Net loss per share was $(0.06) compared to $(0.08)

DANBURY, CT – September 11, 2023 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results for its third quarter ended July 31, 2023.

“For the third quarter of fiscal year 2023, reported revenues were down versus the comparable prior year quarter. This was primarily a result of lower product revenues due to the lack of module sales compared to sales in the comparable prior year quarter of replacement modules to Korea Fuel Cell Co., Ltd. (“KFC”)” said Mr. Jason Few, President and Chief Executive Officer. “Excluding the revenues generated by the sale of modules to KFC in the prior year quarter, overall revenues in the third quarter were up slightly compared to the prior year quarter.”

“We were extremely pleased to announce that we have completed the commissioning of the Toyota Long Beach project, and that our Tri-gen platform is producing power, water and hydrogen that meets the stringent purity specifications required for mobility applications,” added Mr. Few. “At this time, we are only waiting on the receipt of the final fire department and related building permits required to fully declare achievement of commercial operations. This marks a significant accomplishment in our technology development in partnership with Toyota. We believe that our innovative Tri-gen system will help Toyota achieve its decarbonization goals by producing emissions-free hydrogen, electricity, and water every day. We are excited to explore opportunities to apply our Tri-gen technology to additional projects in the future.”

Mr. Few continued, “We extended the term of our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) through March 2024 to allow us to continue to derisk our Generation 2 Technology fuel cell module demonstration prototype and continue our joint marketing and sales efforts to inform development of a new business framework between the parties beyond the current joint development agreement structure. We look forward to the expected future commercialization of this important technology, which we believe will demonstrate the ability of our technology to help address one of the world’s largest environmental challenges. And, on the project construction front, both projects in Derby, Connecticut being constructed are advancing on schedule, and we are on track to achieve commercial operations on the combined 16.8-megawatt (“MW”) installations in the fourth quarter of calendar year 2023.”

Mr. Few added, “Also during the third quarter, we were very pleased to expand our presence in the Korean market with domestic clean energy electric utilities that had previously installed

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 2

FuelCell Energy power platforms. We executed a long-term service agreement with Noeul Green Energy Co., Ltd. (“Noeul Green”) and a memorandum of understanding with Gyeonggi Green Energy Co., Ltd., and are delighted to have the opportunity to help support stable fuel cell operations and advance eco-friendly power generation in Korea. The 14-year long-term service agreement with Noeul Green has added expected significant long-term recurring revenue to our reported backlog, with a contract value of approximately $73 million.”

“We ended the quarter on July 31, 2023 with a total cash and short-term investment position of approximately $414 million,” added Mr. Few. “During the quarter, we added liquidity to our balance sheet by entering into an $80.5 million non-recourse project financing facility through a multi-bank financing agreement with Investec Bank plc, Bank of Montreal (Chicago Branch), Connecticut Green Bank, Liberty Bank and Amalgamated Bank. The net proceeds from this transaction added approximately $46.1 million to the Company’s unrestricted cash position after repayment of existing project debt obligations and partial repayments of corporate debt obligations, and the related release of certain reserves in connection with such repayments. In addition, we were able to further support our liquidity through sales of shares under our at-the-market offering program, which raised net proceeds of approximately $83.3 million during the quarter.”

Mr. Few concluded, “We continue to execute on our strategy, proving our technologies in critical applications and supporting decarbonization across the globe. We believe that strong and growing demand for clean energy technologies combined with government policy support has generated significant potential in our markets.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended July 31,
(Amounts in thousands)	2023	2022	Change
Total revenues	$25,510	$43,104	(41)%
Gross loss	(8,215)	(4,180)	(97)%
Loss from operations	(41,395)	(27,997)	(48)%
Net loss	(23,601)	(28,977)	19%
Net loss attributable to common stockholders	(25,079)	(30,214)	17%
Net loss per basic and diluted share	$ (0.06)	$ (0.08)	25%

EBITDA	(34,772)	(22,731)	(53)%
Adjusted EBITDA	$ (31,606)	$ (20,770)	(52)%

Third Quarter of Fiscal 2023 Results

Note: All comparisons between periods are between the third quarter of fiscal 2023 and the third quarter of fiscal 2022, unless otherwise specified.

Third quarter revenues of $25.5 million represent a decrease of 41% from the comparable prior year quarter primarily due to lower product revenues. A breakdown of revenues for the quarter compared to the comparable prior year quarter follows.

●	Product revenues for the prior year quarter included module sales to KFC, for which the Company recognized $18.0 million compared to no product revenue recorded for the third quarter of fiscal 2023.

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 3

●	Service agreements revenues increased to $9.8 million from $9.0 million. The increase in service agreements revenues for the third quarter of fiscal 2023 was primarily driven by two new module exchanges at the plant owned by Korea Southern Power Company in Korea, which achieved commercial operations in fiscal year 2018, and a module exchange at the plant at Trinity College.

~~●~~	Generation revenues were consistent period over period, increasing to $11.0 million from $10.9 million in the prior year period.

●	Advanced Technologies contract revenues decreased to $4.7 million from $5.2 million. Compared to the third quarter of fiscal 2022, Advanced Technologies contract revenues recognized under the Joint Development Agreement with EMTEC were approximately $0.3 million higher during the third quarter of fiscal 2023 and revenue recognized under government and other contracts were approximately $0.8 million lower during the third quarter of fiscal 2023 as a result of the allocation of engineering resources during the quarter.

Gross loss for the third quarter of fiscal 2023 totaled $8.2 million, compared to a gross loss of $4.2 million in the comparable prior year quarter. The gross loss increased for the third quarter of fiscal 2023 primarily due to the fact that there were no module sales during the quarter, compared to the third quarter of fiscal 2022, which included favorable product margins as a result of the module sales to KFC.

Operating expenses for the third quarter of fiscal 2023 increased to $33.2 million from $23.8 million in the third quarter of fiscal 2022. Administrative and selling expenses were higher during the third quarter of fiscal 2023 compared to the third quarter of fiscal 2022, primarily due to an increase in compensation expense resulting from an increase in headcount in support of sales and business expansion. Research and development expenses increased to $15.6 million during the third quarter of fiscal 2023 compared to $9.7 million in the third quarter of fiscal 2022. The increase in research and development expenses is primarily due to an increase in spending on the Company’s ongoing commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon capture solutions compared to the comparable prior year period.

Net loss was $23.6 million in third quarter of fiscal 2023, compared to net loss of $29.0 million in the third quarter of fiscal 2022.

Adjusted EBITDA totaled $(31.6) million in the third quarter of fiscal 2023, compared to Adjusted EBITDA of $(20.8) million in the third quarter of fiscal 2022. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the third quarter of fiscal 2023 was $0.06, compared to $0.08 in the third quarter of fiscal 2022.

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 4

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $413.9 million as of July 31, 2023, compared to $481.0 million as of October 31, 2022. Of the $413.9 million total as of July 31, 2023, cash and cash equivalents and restricted cash and cash equivalents totaled $336.4 million as of July 31, 2023, and short-term investments totaled $77.4 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding as of July 31, 2023 as part of the Company’s cash management optimization effort, all of which are expected to be held to maturity.

●	As of July 31, 2023, unrestricted cash and cash equivalents totaled $303.7 million compared to $458.1 million as of October 31, 2022.
●	As of July 31, 2023, restricted cash and cash equivalents totaled $32.7 million, of which $6.1 million was classified as current and $26.7 million was classified as non-current, compared to $23.0 million of restricted cash and cash equivalents as of October 31, 2022, of which $4.4 million was classified as current and $18.6 million was classified as non-current.
●	As of July 31, 2023, our short-term investments in U.S. Treasury Securities, all of which are maturing in fiscal 2023, totaled $77.4 million, and there was no comparable short-term investment as of October 31, 2022.

Operations Update

In-flight projects: During the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Toyota - Port of Long Beach, CA. This 2.8 MW Tri-gen platform produces electricity (at a net output of 2.3 MW), hydrogen and water. The Company has successfully completed the commissioning of this platform, and it is producing power and water and delivering hydrogen that meets the stringent purity specifications required for mobility applications. The plant is currently operating and, at this time, we are only waiting on the receipt of the final fire department and related building permits required to fully declare achievement of commercial operations.

Derby, CT. On-site construction of this 14.0 MW project continues to advance and the Company has largely completed the construction and installation of the majority of the balance of plant components on site as well as all ten modules required for the project. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River. To date, the Company has invested approximately $52.9 million into the project, and our current expectation is that this project will commence commercial operations in the fourth calendar quarter of 2023.

In addition, the on-site civil construction of the 2.8 MW project located in Derby, CT is advancing. Our current expectation is that this project will also commence commercial operations in the fourth calendar quarter of 2023.

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Trinity College. During fiscal year 2022, we entered into a power purchase agreement with Trinity College in Hartford, Connecticut, for our 250 kW solid oxide fuel cell power generation system. Power and heat produced from the platform will be used at Trinity’s campus in Hartford, Connecticut, to lower energy cost and enhance energy reliability and security.  This project is currently under development and the solid oxide fuel cell power generation system is expected to be installed in the summer of 2024. Modules for our solid oxide platform are manufactured at our manufacturing and research and development facility in Calgary, Alberta, Canada, and the project will be fully assembled and integrated at our facilities in Connecticut.

Manufacturing Output, Capacity and Expansion: We have made progress in advancing our carbonate and solid oxide platform capacity expansion plans.

Carbonate Platform: During the nine months ended July 31, 2023, we operated at an annualized production rate of approximately 31.9 MW, compared to an annualized production rate for the nine months ended July 31, 2022 of 38.5 MW. This reduction in annualized production rate is primarily due to reduced staffing levels in our Torrington facility. The Company continuously evaluates its production rate and staffing levels and has determined that the current levels are sufficient to satisfy the current demand for carbonate fuel cell modules.

The Company continues to invest in capability with the goal of reducing production bottlenecks and driving productivity, including investments in automation, laser welding, and the construction of additional integrated conditioning capacity. The Company also constructed a SureSource 1500 in Torrington during fiscal year 2022, which operates as a testing facility for qualifying new supplier components and performance testing and validation of continued platform innovations. During fiscal year 2023, the Company is investing to add engineered carbon separation capability to the onsite SureSource 1500. This product enhancement will allow potential customers to observe the operating plant and, given the targeted market of food and beverage companies, will allow for the sampling and testing of separated CO2 to verify quantity, quality or purity requirements.

Solid Oxide Platform: The Company continues to invest in product development and manufacturing scale up for two solid oxide platforms: power generation and electrolysis.  Both platforms are based on the Company’s differentiated thin, lightweight, electrode supported cells, which are configured into compact, lightweight stacks. The thin electrode structure minimizes electrolyte materials, leading to very low use of rare earth minerals compared to other solid oxide technologies, and the electrodes do not require the platinum group materials that lower temperature systems require. The thin electrodes also have very low electrical resistance, leading to high efficiency in both power generation and electrolysis applications. We provide integrated products with the goal of offering complete customer solutions. Our electrolysis platform includes integrated steam generation and hydrogen drying systems, so it will be fed with water, not steam, and will provide dried hydrogen.  A steam supply can optionally be used to increase the electrical efficiency of the system from 90% to 100% (based on higher heating value). Our power generation platform can operate on natural gas, biogas, hydrogen, or fuel blends, and is capable of combined heat and power operation at up to 80% efficiency (based on lower heating value).

During the nine months ended July 31, 2023, Versa Power Systems Ltd. (“Versa Ltd.”), a subsidiary of FuelCell Energy, entered into a lease expansion, extension and amending agreement which expanded the space leased by Versa Ltd. in Calgary, Alberta, Canada to include an additional approximately 48,000 square feet, for a total of approximately 80,000

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 6

square feet of space. The Company took possession of part of the additional space on April 1, 2023 and took possession of the rest of the additional space on June 1, 2023 after certain leasehold improvements were made to support increased manufacturing.  In addition, long-lead process equipment has been ordered to facilitate the expansion of manufacturing capacity for the solid oxide platforms in Calgary. Upon the completion of the Calgary capacity expansion, the Company expects that it will be able to increase annual production capacity and that it will be capable of delivering up to 40 MW of annualized solid oxide electrolysis cell (“SOEC”) production per year. During the engineering and permitting phase of this initial manufacturing expansion project, the Company has designed in flexibility that would allow us to further increase the cell stack manufacturing capacity at our Calgary facility to facilitate the potential annualized production of up to an additional 40 MW of SOECs per year by leasing additional space and investing in various process optimizations intended to increase throughput and yield. This approach would allow for the potential to increase our total annualized SOEC manufacturing capacity to up to 80 MW per year. Additional investments in our Torrington, CT manufacturing facility could also be undertaken to provide solid oxide module assembly to further enhance overall SOEC manufacturing capacity. The Company has hired and trained additional staff for a 3-shift production operation to support the initial planned expansion to 40 MW and would need to add additional staff as required in the future to realize the potential 80 MW of annualized SOEC production.

During calendar year 2023, our Calgary manufacturing operation was expected to build and deliver four units: two units that will run internally for advanced testing and two production units for delivery externally. Of these commercial units for external delivery, one will be our electrolysis platform for delivery to Idaho National Laboratory (“INL”), and the other will be our distributed power platform for delivery to Trinity College in Hartford, Connecticut for use under a long-term power purchase agreement. All four of these units are in the design, fabrication or manufacturing process, with the INL unit expected to be operational in late calendar year 2023. The other three units are expected to be completed and delivered during calendar year 2024 depending on timing of site readiness, permitting and key component deliveries. If needed to accommodate future commercial orders, the Company may reallocate one or more of its planned internal units for commercial delivery.

The expansion of the Calgary manufacturing facility is phase 1 of the Company’s planned operational expansion of production capability. While this expansion is expected to increase our production capacity from 4 MW per year to 40 MW per year of SOECs, the Company also plans to add an additional 400 MW of solid oxide manufacturing capacity in the United States. Early facility design and engineering requirements have been developed, and the Company has engaged in an extensive search in the United States for a potential location for a new manufacturing facility, which would be incremental to the Calgary facility. We anticipate announcing more details regarding our plans for solid oxide production expansion into the United States later in the near term.

Lastly, the Company is in the process of examining or actively applying for various financial programs offered by both Canada and the United States to provide subsidies, investment tax credits and other assistance with the goal of expanding capacity for clean energy manufacturing.

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 7

Backlog

	As of July 31,
(Amounts in thousands)	2023	2022	Change
Product	$26	$38,312	$(38,286)
Service	136,621	112,238	24,383
Generation	915,062	1,103,396	(188,334)
Advanced Technologies	11,552	30,217	(18,665)
Total Backlog	$1,063,261	$1,284,163	$(220,902)

Overall backlog decreased by approximately 17.2% to $1.06 billion as of July 31, 2023, compared to $1.28 billion as of July 31, 2022, as a result of a reduction in generation backlog due to the decision to not move forward with certain generation projects during the fourth quarter of fiscal 2022, and also due, in part, to the timing of revenue recognition under Product, Generation and Service agreements since July 31, 2022. This decline was partially offset by the new service agreement with Noeul Green entered into during the three months ended July 31, 2023.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss third quarter results for fiscal year 2023 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 11th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 8

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the Company’s capacity expansion and the markets in which the Company expects to operate.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; limitations on our ability to raise capital in the equity markets due to the limited number of shares of common stock currently available for issuance; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2023. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, and municipalities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 9

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy#

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 10

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2023	October 31, 2022
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$303,679	$458,055
Restricted cash and cash equivalents – short-term	6,078	4,423
Investments – short-term	77,431	-
Accounts receivable, net	10,102	4,885
Unbilled receivables	18,986	11,019
Inventories	85,561	90,909
Other current assets	12,832	10,989
Total current assets	514,669	580,280

Restricted cash and cash equivalents – long-term	26,665	18,566
Inventories – long-term	7,549	7,549
Project assets, net	248,223	232,886
Property, plant and equipment, net	79,533	58,137
Operating lease right-of-use assets, net	8,690	7,189
Goodwill	4,075	4,075
Intangible assets, net	16,400	17,373
Other assets	39,449	13,662
Total assets (1)	$945,253	$939,717
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,763	$13,198
Current portion of operating lease liabilities	668	650
Accounts payable	22,404	28,196
Accrued liabilities	23,046	27,415
Deferred revenue	3,114	16,341
Total current liabilities	58,995	85.800

Long-term deferred revenue and customer deposits	-	9,095
Long-term operating lease liabilities	9,277	7,575
Long-term debt and other liabilities	109,130	82,863
Total liabilities (1)	177,402	185,333

Redeemable Series B preferred stock (liquidation preference of $64,020 as of July 31, 2023 and October 31, 2022)	59,857	59,857
Redeemable noncontrolling interest	-	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of July 31, 2023 and October 31, 2022; 444,704,081 and 405,562,988 shares issued and outstanding as of July 31, 2023 and October 31, 2022, respectively	44	41
Additional paid-in capital	2,186,405	2,094,076
Accumulated deficit	(1,485,177)	(1,407,973)
Accumulated other comprehensive loss	(1,620)	(1,752)
Treasury stock, Common, at cost (206,544 and 142,837 shares as of July 31, 2023 and October 31, 2022, respectively)	(1,026)	(855)
Deferred compensation	1,026	855
Total stockholder’s equity	699,652	684,392
Noncontrolling interests	8,342	7,105
Total equity	707,994	691,497
Total liabilities, redeemable Series B preferred stock, redeemable noncontrolling interest and total equity	$945,253	$939,717

(1)	As of July 31, 2023 and October 31, 2022, the combined assets of the variable interest entities (“VIEs”) were $126,041 and $119,223, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $3,222, unbilled accounts receivable of $1,865, operating lease right of use assets of $1,176, other current assets of $21,289, restricted cash and cash equivalents of $500, project assets of $96,852 and other assets of $1,138 as of July 31, 2023, and cash of $2,149, unbilled accounts receivable of $1,070, other current assets of $14,373, operating lease right of use assets of $1,184 and project assets of $100,448 as of October 31, 2022. The combined liabilities of the VIEs as of July 31, 2023 include short-term operating lease liabilities of $157, accounts

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payable of $88,384, long-term operating lease liability of $1,476 and other non-current liabilities of $184 and, as of October 31, 2022, include short-term operating lease liabilities of $157, accounts payable of $76,050, accrued liabilities of $824 and long-term operating lease liability of $1,478.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2023	2022
Revenues:
Product	$-	$18,000
Service	9,841	9,049
Generation	10,982	10,877
Advanced Technologies	4,687	5,178
Total revenues	25,510	43,104
Costs of revenues:
Product	2,910	17,919
Service	9,575	7,718
Generation	17,483	18,136
Advanced Technologies	3,757	3,511
Total costs of revenues	33,725	47,284
Gross loss	(8,215)	(4,180)
Operating expenses:
Administrative and selling expenses	17,560	14,158
Research and development expenses	15,620	9,659
Total costs and expenses	33,180	23,817
Loss from operations	(41,395)	(27,997)
Interest expense	(1,912)	(1,622)
Interest income	3,966	932
Gain on early extinguishment of finance obligations and debt, net	15,337	-
Other income, net	403	204
Loss before provision for income taxes	(23,601)	(28,483)
Provision for income taxes	-	(494)
Net loss	(23,601)	(28,977)
Net income attributable to noncontrolling interest	678	437
Net loss attributable to FuelCell Energy, Inc.	(24,279)	(29,414)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(25,079)	$(30,214)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.06)	$(0.08)
Basic and diluted weighted average shares outstanding	415,867,594	387,465,758

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 12

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Nine Months Ended July 31,
	2023	2022
Revenues:
Product	$9,095	$36,000
Service	49,913	13,855
Generation	28,979	27,423
Advanced Technologies	12,945	14,005
Total revenues	100,932	91,283
Costs of revenues:
Product	7,425	39,159
Service	40,633	13,123
Generation	51,166	42,978
Advanced Technologies	10,779	10,408
Total costs of revenues	110,003	105,668
Gross loss	(9,071)	(14,385)
Operating expenses:
Administrative and selling expenses	47,637	64,357
Research and development expenses	43,000	22,316
Total costs and expenses	90,637	86,673
Loss from operations	(99,708)	(101,058)
Interest expense	(4,926)	(4,757)
Interest income	11,064	1,025
Gain on extinguishment of finance obligations and debt, net	15,337	-
Other income, net	216	61
Loss before provision for income taxes	(78,017)	(104,729)
Provision for income taxes	(581)	(494)
Net loss	(78,598)	(105,223)
Net loss attributable to noncontrolling interest	(1,394)	(4,968)
Net loss attributable to FuelCell Energy, Inc.	(77,204)	(100,255)
Series B preferred stock dividends	(2,400)	(2,400)
Net loss attributable to common stockholders	$(79,604)	$(102,655)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.19)	$(0.27)
Basic and diluted weighted average shares outstanding	409,361,826	375,638,293

(Amounts in thousands, except share and per share amounts)

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 13

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,

(Amounts in thousands)	2023	2022	2023	2022
Net loss	$ (23,601)	$ (28,977)	$ (78,598)	$ (105,223)
Depreciation and amortization (1)	6,623	5,266	18,659	16,369
Provision for income taxes	-	494	581	494
Other income, net (2)	(403)	(204)	(216)	(61)
Gain on extinguishment of finance obligations and debt, net (3)	(15,337)	-	(15,337)	-
Interest income	(3,966)	(932)	(11,064)	(1,025)
Interest expense	1,912	1,622	4,926	4,757
EBITDA	$ (34,772)	$ (22,731)	$ (81,049)	$ (84,689)
Stock-based compensation expense	3,166	1,961	8,997	5,126
Legal fees incurred for a legal settlement (4)	-	-	-	24,000
Adjusted EBITDA	$ (31,606)	$ (20,770)	$ (72,052)	$ (55,563)

(1)	Includes depreciation and amortization on our Generation portfolio of $5.4 million and $14.9 million for the three and nine months ended July 31, 2023, respectively, and $4.1 million and $11.8 million for the three and nine months ended July 31, 2022, respectively.

(2)	Other income, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

FuelCell Energy Third Quarter Fiscal 2023 Results  Page 14

(3)	The gain on extinguishment of finance obligations and debt, net was $15.3 million for the three and nine months ended July 31, 2023 and represents a one-time gain on the payoff of the PNC finance obligations in conjunction with a new project financing facility entered into in May 2023.
(4)	The Company recorded legal fees of $24 million related to a legal settlement during the nine months ended July 31, 2022, which was recorded as an administrative and selling expense.